Kronos Worldwide, Inc. Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, TX 75240-2620	Contact: Janet Keckeisen Vice President, Corporate Strategy and Investor Relations (972) 233-1700
News Release

FOR IMMEDIATE RELEASE
KRONOS WORLDWIDE REPORTS FOURTH QUARTER 2017 RESULTS
DALLAS, TEXAS…March 12, 2018… Kronos Worldwide, Inc. (NYSE:KRO) today reported net income of $47.4 million, or $.41 per share, in the fourth quarter of 2017 compared to net income of $23.2 million, or $.20 per share, in the fourth quarter of 2016.  For the full year of 2017, Kronos Worldwide reported net income of $354.5 million, or $3.06 per share, compared to net income of $43.3 million, or $.37 per share in 2016.  We reported higher net income in the 2017 periods as compared to the 2016 periods primarily due to higher income from operations resulting from the net effects of higher average selling prices, higher sales and production volumes and higher raw materials and other production costs.  Our results in 2017 include an aggregate net income tax benefit of $136.5 million as a result of the various items described below.

Net sales of $453.3 million in the fourth quarter of 2017 were $119.6 million, or 36%, higher than in the fourth quarter of 2016.  Net sales of $1.7 billion in the full year of 2017 were $364.7 million, or 27%, higher than in the full year of 2016.  Net sales increased in 2017 due to higher average TiO2 selling prices and higher sales volumes.  The Company's average TiO2 selling prices were 27% higher in the fourth quarter of 2017 as compared to the fourth quarter of 2016 and were 22% higher in the full year of 2017 as compared to 2016.  With higher prices in all major markets, average selling prices at the end of the fourth quarter of 2017 were 5% higher than at the end of the third quarter of 2017 and were 27% higher than at the end of 2016. TiO2 sales volumes in the fourth quarter of 2017 were 5% higher as compared to the fourth quarter of 2016 due to higher sales in the European, North American and Latin American markets partially offset by lower sales in export markets.  TiO2 sales volumes in 2017 were 5% higher than in 2016 due to strength in the North American and European markets.  Sales volumes in the fourth quarter and full year of 2017 set new overall records for a fourth quarter and full-year period.  Fluctuations in currency exchange rates (primarily the euro) also affected net sales comparisons, increasing net sales by approximately $18 million in the fourth quarter of 2017 and by approximately $16 million in the full year of 2017 as compared to the same periods in 2016.  The table at the end of this press release shows how each of these items impacted the overall increase in sales.

The Company's TiO2 segment profit (see description of non-GAAP information below) in the fourth quarter of 2017 was $119.7 million as compared to $45.7 million in the fourth quarter of 2016.  For the full year 2017, the Company's segment profit was $344.9 million as compared to $93.9 million in 2016.  Segment profit increased in the 2017 periods primarily due to higher average TiO2 selling prices and higher sales and production volumes partially offset by higher costs for certain raw materials and other production costs.  Kronos' TiO2 production volumes were 2% higher in the fourth quarter and 5% higher in the full year of 2017 as compared to the same periods in 2016.  Our production facilities operated at full practical capacity utilization rates in 2017 compared to approximately 98% in 2016.  Kronos' production volumes in the fourth quarter and full year of 2017 set a new overall record for a fourth quarter and full-year period.  Fluctuations in currency exchange rates also affected segment profit comparisons, which increased segment profit by approximately $1 million in the fourth quarter and decreased segment profit by approximately $18 million in the full-year period.

The Company's net income before income taxes, interest expense (including gains and losses on prepayment of debt) and depreciation and amortization expense ("EBITDA") (see description of non-GAAP information below) in the fourth quarter of 2017 was $127.6 million compared to EBITDA of $52.8 million in the fourth quarter of 2016.  For the full year of 2017, the Company's EBITDA was $373.0 million compared to $122.2 million in 2016.

Other operating income, net in 2016 includes an insurance settlement gain of $4.3 million ($3.2 million, or $.03 per share, net of income tax expense) related to two separate business interruption claims, of which $.9 million ($.6 million, or $.01 per share, net of income tax expense) was recognized in the fourth quarter.

In September 2017, we voluntarily prepaid and terminated our term loan indebtedness using a portion of the proceeds from the issuance by Kronos International, Inc., our wholly-owned subsidiary, of €400 million principal amount of 3.75% Senior Secured Notes due September 2025.  The Company's results in the full year of 2017 include a pre-tax charge of $7.1 million ($4.6 million, or $.04 per share, net of income tax benefit) related to such prepayment recognized in the third quarter.

The Company's income tax benefit in 2017 includes (i) a non-cash deferred income tax benefit of $186.7 million ($1.61 per share) as a result of the reversal of our deferred income tax asset valuation allowances associated with our German and Belgian operations ($16.3 million or $.14 per share in the fourth quarter), (ii) a fourth quarter non-cash deferred income tax benefit of $18.7 million ($.16 per share) as a result of the reversal of our deferred income tax asset valuation allowance related to certain U.S. deferred income tax assets of one of our non-U.S. subsidiaries (which subsidiary is treated as a dual resident for U.S. income tax purposes), (iii) a fourth quarter provisional current income tax expense of $76.2 million ($.66 per share) as a result of the Tax Cuts and Jobs Act enacted on December 22, 2017 for the one-time repatriation tax imposed on the post-1986 undistributed earnings of our non-U.S. subsidiaries, (iv) an aggregate income tax benefit of $11.8 million ($.10 per share) related to the execution and finalization of an Advance Pricing Agreement between Canada and Germany, mostly in the third quarter, and (v) a fourth quarter provisional non-cash deferred income tax expense of $4.5 million ($.04 per share) related to a change in our conclusions regarding our permanent reinvestment assertion with respect to the post-1986 undistributed earnings of our European subsidiaries.

The Company's income tax expense in 2016 includes a non-cash deferred income tax benefit of $2.2 million ($.02 per share) as a result of a net decrease in our deferred income tax asset valuation allowance associated with our German and Belgian operations (mostly recognized in the second and fourth quarters), a net $3.4 million ($.03 per share) current income tax benefit related to the execution and finalization of an Advance Pricing Agreement between U.S. and Canada and a $2.4 million ($.02 per share) non-cash expense related to the increase in our reserve for uncertain tax positions, mostly recognized in the fourth quarter.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  The factors that could cause actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products
•	The extent of the dependence of certain of our businesses on certain market sectors
•	The cyclicality of our business
•	Customer and producer inventory levels
•	Unexpected or earlier-than-expected industry capacity expansion
•	Changes in raw material and other operating costs (such as energy and ore costs)
•	Changes in the availability of raw materials (such as ore)
•	General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for TiO2)
•	Competitive products and substitute products
•	Customer and competitor strategies
•	Potential consolidation of our competitors
•	Potential consolidation of our customers
•	The impact of pricing and production decisions
•	Competitive technology positions
•	Potential difficulties in upgrading or implementing new accounting and manufacturing software systems (such as our new enterprise resource planning system)
•	The introduction of trade barriers
•	Possible disruption of our business, or increases in our cost of doing business, resulting from terrorist activities or global conflicts
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar), or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro or other currencies

•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions and cyber attacks)
•	Our ability to renew or refinance credit facilities
•	Our ability to maintain sufficient liquidity
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform
•	Our ability to utilize income tax attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria
•	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities)
•	Government laws and regulations and possible changes therein
•	The ultimate resolution of pending litigation
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed certain non-GAAP information, which the Company believes provides useful information to investors:

•
The Company discloses segment profit, which is used by the Company's management to assess the performance of the Company's TiO2 operations.  The Company believes disclosure of segment profit provides useful information to investors because it allows investors to analyze the performance of the Company's TiO2 operations in the same way that the Company's management assesses performance.  The Company defines segment profit as income before income taxes, interest expense and certain general corporate items.  Corporate items excluded from the determination of segment profit include corporate expense and interest income not attributable to the Company's TiO2 operations; and

•
The Company discloses EBITDA, which is also used by the Company's management to assess the performance of the Company's TiO2 operations.  The Company believes disclosure of EBITDA provides useful information to investors because it allows investors to analyze the performance of the Company's TiO2 operations in the same way that the Company's management assesses performance.  The Company defines EBITDA as net income before income taxes, interest expense (including gains and losses on prepayment of debt) and depreciation and amortization expense.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.

KRONOS WORLDWIDE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (In millions, except per share and metric ton data)

	Three months ended		Year ended
	December 31,		December 31,
	2016	2017	2016	2017
	(Unaudited)

Net sales	$333.7	$453.3	$1,364.3	$1,729.0
Cost of sales	248.1	279.8	1,107.3	1,170.1

Gross margin	85.6	173.5	257.0	558.9

Selling, general and administrative expense	42.9	54.8	172.6	207.2
Other operating income (expense):
Currency transactions, net	2.3	.5	5.5	(7.5)
Other income, net	.7	.2	3.9	.1
Corporate expense	(2.8)	(3.0)	(12.7)	(13.9)

Income from operations	42.9	116.4	81.1	330.4

Other income (expense):
Trade interest income	-	.3	.1	.6
Other interest and dividend income	.1	.4	.5	.8
Loss on prepayment of debt, net	-	-	-	(7.1)
Interest expense	(5.1)	(4.5)	(20.5)	(19.0)

Income before income taxes	37.9	112.6	61.2	305.7

Income tax expense (benefit)	14.7	65.2	17.9	(48.8)

Net income	$23.2	$47.4	$43.3	$354.5

Net income per basic and diluted share	$.20	$.41	$.37	$3.06

Weighted-average shares used in the
calculation of net income per share	115.9	115.9	115.9	115.9

TiO2 data - metric tons in thousands:
Sales volumes	129	136	559	586
Production volumes	145	149	546	576

KRONOS WORLDWIDE, INC.
RECONCILIATION OF INCOME FROM
OPERATIONS TO SEGMENT PROFIT
(In millions)
 (Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2016	2017	2016	2017

Income from operations	$42.9	$116.4	$81.1	$330.4

Adjustments:
Trade interest income	-	.3	.1	.6
Corporate expense	2.8	3.0	12.7	13.9

Segment profit	$45.7	$119.7	$93.9	$344.9

RECONCILIATION OF NET INCOME TO EBITDA
(In millions)
 (Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2016	2017	2016	2017

Net income	$23.2	$47.4	$43.3	$354.5

Adjustments:
Depreciation and amortization expense	9.8	10.5	40.5	41.2
Interest expense (includes loss on prepayment of debt)	5.1	4.5	20.5	26.1
Income tax expense (benefit)	14.7	65.2	17.9	(48.8)

EBITDA	$52.8	$127.6	$122.2	$373.0

IMPACT OF PERCENTAGE CHANGE IN SALES
 (Unaudited)

	Three months ended	Year ended
	December 31,	December 31,
	2017 vs. 2016	2017 vs. 2016

Percentage change in sales:
TiO2 product pricing	27%	22%
TiO2 sales volumes	5	5
TiO2 product mix/other	(1)	(1)
Changes in currency exchange rates	5	1

Total	36%	27%